Exhibit 10.19

Executive severance and restrictive Covenant AGREEMENT

This Executive Severance and Restrictive Covenant Agreement (“Agreement”) is made as of September 10, 2020 by and between Beacon Roofing Supply, Inc. and Beacon Sales Acquisition, Inc., both Delaware corporations (collectively, “Beacon”) and Julian G. Francis (“Executive”).

R E C I T A L S

A.

Executive is an officer of Beacon and heretofore has not had any entitlement to severance or other benefits in the event of termination from employment while also not being bound by any restrictive covenants in the event of a termination from employment by Beacon without specified cause.  Executive presently is bound by certain restrictive covenants in the event Executive resigns employment or is terminated for specified cause.  The purpose of this Agreement is to provide Executive with an entitlement to severance and other valuable benefits if Executive’s employment is terminated by Beacon under circumstances as set forth herein in exchange for which Executive agrees to be bound by certain restrictive covenants notwithstanding the reason for Executive’s separation from employment.

B.

Beacon is engaged in the business of the sale and distribution of building materials including:  (i) residential and/or commercial roofing, including but not limited to shingles (all types including but not limited to asphalt, wood, synthetic), built-up, modified, EPDM, TPO/PVC, low-slope commercial, (ii) siding, (iii) windows, (iv) skylights, (v) doors, (vi) decking and railings, (vii) waterproofing, (viii) building insulation (rigid, foam, rolled), (ix) asphalt, (x) roof coatings and adhesives specially designed for and marketed to the roofing contractor industry, (xi) metal roofing, (xii) plywood, (xiii) millwork, (xiv) synthetic stone and stucco, (xv) drywall, (xvi) lumber, (xvii) moldings, (xviii) barriers and barrier systems, (xix) drainage materials, (xx) tiling, including acoustical tile, (xxi) gutters and gutter coils, (xxii) solar paneling, solar inverters and solar panels mounting hardware, and (xxiii) tools, equipment and other accessories related to the above (the “Business”).

C.	As an officer of Beacon, Executive has knowledge of trade secrets and other non-public confidential business information regarding the entirety of the Business.

A G R E E M E N T S

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Adoption of Recitals. The parties hereto adopt the foregoing Recitals and agree and affirm that construction of this Agreement shall be guided thereby.
2.	Definitions. The following terms shall have the meanings herein specified:
(a)

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person or with which such first Person is a joint venturer or in which such first Person owns an equity interest. As used herein, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

(b)	“Beacon Group” means Beacon and their respective Affiliates, but shall not include any shareholder of Beacon Roofing Supply, Inc.
(c)

“Business Associate” means any employee, contractor, subcontractor, representative, consultant or agent of the Beacon Group who has acted in such capacity at any time within the twelve (12) month period immediately preceding the date of hire, recruitment, solicitation, or retention.

(d)

“Cause” means:  (i) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties, (ii) Executive’s refusal to perform Executive’s duties as reasonably and lawfully directed by Executive’s supervisor or the board of directors of Beacon (after notice to Executive and a period of fifteen (15) days to cure such refusal), (iii) any act of fraud or embezzlement by Executive against the Beacon Group, other wrongful taking by Executive of money or other assets of the Beacon Group for Executive’s personal use, or self-dealing by Executive directly or indirectly involving the Beacon Group, (iv) Executive’s conviction for (or plea of guilty or nolo contendre or the like with respect to) any felony or any lesser crime involving moral turpitude that reasonably would be expected to materially damage the Beacon Group from a financial or reputational perspective, (v) Executive’s material failure to comply with any material written policy of the Beacon Group that has been made available to Executive (after notice to Executive and a period of fifteen (15) days to cure such failure) or (vi) Executive’s (A) use of any illegal drug or (B) abuse or misuse of alcohol and/or prescription drugs which (A or B as this case may be) materially adversely affects the performance of Executive’s duties to the Beacon Group, or (vii) Executive’s dissemination of Confidential Information in violation of Section 4 and/or Executive’s breach of the restrictive covenants in Section 3 (excluding any unintentional and de minimis violations that are promptly cured).

(e)

“Competing Products” means any product or service, in existence or under development, which is of the same type as, which competes with, or which is intended to compete with or displace in the market, any of the products or services provided or sold (or contemplated to be provided or sold) by the Beacon Group, including any of the following products: (i) residential and/or commercial roofing, including but not limited to shingles (all types including but not limited to asphalt, wood, synthetic), built-up, modified, EPDM, TPO/PVC, low-slope commercial, (ii) siding, (iii) windows, (iv) skylights, (v) doors, (vi) decking and railings, (vii) waterproofing, (viii) building insulation (rigid, foam, rolled), (ix) asphalt, (x) roof coatings and adhesives specially designed for and marketed to the roofing contractor industry, (xi) metal roofing, (xii) plywood, (xiii) millwork, (xiv) synthetic stone and stucco, (xv) drywall, (xvi) lumber, (xvii) moldings, (xviii) barriers and barrier systems, (xix) drainage materials, (xx) tiling, including acoustical tile, (xxi) gutters and gutter coils, (xxii) solar paneling, solar inverters and solar panels mounting hardware, and (xxiii) tools, equipment and other accessories related to the above

(f)

“Confidential Information” means information regarding the Business or the Beacon Group that has not been disclosed by Beacon to the public and is not known to the general public, and which shall include, but not be limited to, the following with respect to the Business or the Beacon Group:  (i) information regarding operations, assets, liabilities or financial condition; (ii) information regarding bidding, quotations, price, sales, merchandising, marketing and promotions

(including marketing strategies and concepts), advertising campaigns, capital expenditures, costs, joint ventures, business alliances, products, services or purchasing; (iii) information regarding the terms, conditions and employment relationship Beacon has with employees, including, non-public information regarding their monetary compensation, benefits and employee personnel files; (iv) information regarding the terms, conditions and relationship Beacon has with Business Associates (other than employees), including their identities, responsibilities, qualifications, benefits, compensation and files; (v) customer lists, databases and other information related to current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (vi) information regarding current or prospective vendors, suppliers, distributors or other business partners; (vii) forecasts, projections, budgets and business plans; (viii) information regarding the planned or pending acquisitions, divestitures or other business combinations; (ix) technical information, models, know-how, protocols, discoveries, techniques, processes, business methods, trade secrets and proprietary information; and (x) contemplated website designs, website content, domain names, data bases, internet hyperlinks, internet banners and internet search engine listings.  Notwithstanding the foregoing, Confidential Information shall be treated as such under this Agreement unless and until it becomes generally known to the public through no act or fault of Executive, is independently developed without reference to the Confidential Information or is disclosed by someone who is not in breach of any duty of confidentiality.

(g)

“Customer” means any Person who is a customer of the Beacon Group during the Restriction Period or has been a customer of the Beacon Group or any predecessor of the Beacon Group within the twelve (12) months immediately prior to the beginning of the Restriction Period.

(h)

To “engage” in a business means (i) to render services in (or with respect to) the Territory for that business, or (ii) to own, manage, operate or control (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in (or with respect to) the Territory.

(i)

“Good Reason” means, without Executive’s consent, (a) a material reduction in the authority, duties, or responsibilities of Executive from those in effect immediately prior to such change (other than during a period of physical or mental incapacity); (b) a greater than ten percent (10%) reduction in Executive’s base salary (on an annualized basis),  other than as part of an across-the-board reduction affecting similarly situated Beacon executives of not greater than twenty percent (20%) on an annualized basis and not in excess of 12 months; (c) a relocation of Executive’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change (and not closer to Executive’s then primary residence); or (d) a material breach by the Executive’s employer of any employment agreement between such employer and Executive provided, however, in all cases, Executive must (i) give Beacon written notice of the circumstances giving rise to the Good Reason event and thirty (30) days to cure such circumstance, and (ii) resign from employment within thirty (30) days following the end of such cure period.

(j)	“Person” means any individual, trustee, firm, corporation, partnership, limited liability company, joint venture, bank, government entity, trust or other organization or entity.
(k)

“Restricted Person” means each of the Persons listed on Exhibit A, or any Affiliate of or successor in interest to such Persons. Beacon reserves the right to update the list of Restricted Persons on Exhibit A upon 30 days’ written notice to Executive to add any other Person that is engaged in any aspect of the Business, so long as the number of Restricted Persons does not increase, Beacon makes such changes with respect to all executives subject to substantially similar restrictive covenants and Beacon has not received notice that Executive intends to become employed by any such newly added Restricted Person(s).

(l)

“Restriction Period” means (a) if Beacon terminates Executive’s employment for Cause or Executive terminates Executive’s employment without Good Reason, twelve (12) months, or (b) if Beacon terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason, thirty-six (36) months.

(m)

“Solicit” means to encourage or induce, or to take any action that is intended or calculated to encourage or induce, which has the effect of encouraging or inducing, or which is reasonably likely to result in encouragement or inducement.

(n)	“Termination Date” means the date on which Executive’s employment with Beacon is terminated, by either Executive or Beacon, for any reason.
(o)	“Territory” means any state in the United States of America and any province in Canada where the Beacon Group conducts business.
3.

Restrictive Covenants.  Executive agrees that, from and after the date hereof and continuing through the Restriction Period, Executive shall not, and shall cause its Affiliates to not, do any one or more of the following, directly or indirectly:

(a)

engage, participate or prepare to engage or participate, anywhere in the Territory, as an employee, partner, member, shareholder, independent contractor, employee, consultant, agent, lender, lessor, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in the Business; provided, however, that if Executive’s applicable Restriction Period is thirty-six (36) months, the restriction in this Section 3(a) shall only apply with respect to Restricted Persons.

(b)

Solicit, attempt to Solicit, or assist anyone else to Solicit, any Person who is or has been a Customer to (i) cease doing business with any member of the Beacon Group, (ii) alter or limit its business relationship with any member of the Beacon Group, or (iii) purchase, other than from a member of the Beacon Group, any Competing Products;

(c)

Solicit, attempt to Solicit, or assist anyone else to Solicit, any Person who is or has been a supplier, contractor, subcontractor, dealer, distributor, licensor, licensee, lessor or any other business relation of the Beacon Group or any subsidiary or predecessor of the Beacon Group within the twelve (12) months immediately prior to the date hereof to (i) cease doing business with any member of the Beacon Group or (ii) alter or limit its business relationship with any member of the Beacon Group;
(d)	market, promote, sell, offer to sell, or provide any Competing Products to any Customer, or prepare to or assist anyone else to do so;
(e)	Solicit, attempt to Solicit, or assist anyone else to Solicit any Business Associate to terminate, restrict or hinder his, her or its association with any member of the Beacon Group; or
(f)

recruit, interview, Solicit, hire or otherwise retain the services of any Business Associate, whether on a full-time basis, part-time basis or otherwise and whether as an employee, officer, director, independent contractor, consultant, advisor, agent or in another capacity, or assist anyone else to do so if such action would restrict, hinder or terminate such Business Associate’s activities for and on behalf of any member of the Beacon Group.

4.	Protection of Confidential Information.
(a)

Executive agrees that at all times hereafter  (i) Executive shall (and shall cause Executive’s Affiliates to) maintain all Confidential Information in strict confidence, (ii) Executive shall not (and shall cause Executive’s Affiliates not to) disclose any Confidential Information to anyone outside of the Beacon Group, and (iii) Executive shall not (and shall cause Executive’s Affiliates not to) use any Confidential Information for Executive’s own benefit or the benefit of any third party.

(b)

Notwithstanding the foregoing, if any given item(s) of Confidential Information would be entitled to protection against misappropriation, use, disclosure or other conduct for a period of time longer that the Restriction Period under any applicable trade secrets statute or other applicable law, then the protections hereunder shall, as to such item(s) of Confidential Information, extend for such longer period of time pursuant to applicable law, and the foregoing provisions shall not be deemed in any way to reduce, limit or waive any such protections that may be applicable to such Confidential Information under applicable law.

(c)

Nothing in this Agreement, however, shall prohibit any Person from using or disclosing Confidential Information to the extent required by law or as reasonably required in connection with a dispute concerning the terms of this Agreement.  If Executive is required by law to disclose any Confidential Information, then Executive shall (i) except as provided below, provide Beacon with prompt notice before such disclosure in order that Beacon may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information and (ii) cooperate with Beacon in attempting to obtain such order or assurance.  Nothing herein shall prohibit Executive from using or disclosing any Confidential Information while employed by any member of the Beacon Group (or otherwise retained to provide services for any member of the Beacon Group) in furtherance of Executive’s duties to the Beacon Group. Nothing contained herein limits Executive’s ability to, in good faith, report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Department of

Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate in good faith with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Beacon.

5.

Non-Disparagement.  During the Restriction Period, Executive shall not, directly or indirectly, make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about any member of the Beacon Group (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

6.

Non-Endorsement.   During the Restriction Period, without Beacon’s consent or in the course of duties for Beacon, Executive shall not, directly or indirectly, make (or cause to be made) to any Person any endorsement or other commercially supportive statement about any Person engaged in whole or in part in the Business (including any such Person’s products, services, equipment, suppliers, policies, practices, operations, employees, sales representatives, independent contractors, licensees, advisors, agents, officers, directors, shareholders, members, managers, partners, subsidiaries or other Affiliates), including any endorsement or statement made in support of a Competing Product.

7.

Payments Upon Certain Terminations: In consideration of Executive’s acceptance of this Agreement and Executive’s continued employment through the Termination Date, if Beacon terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason, Beacon shall provide to Executive the following benefits:

(a)

Twenty-four (24) months of Executive’s annual base salary as in effect on the Termination Date, which shall be paid in equal periodic installments on Beacon’s regular payroll dates, beginning no later than the second payroll date following the date on which the Release (as defined below) becomes irrevocable;

(b)

Executive’s cash incentive in an amount equal to (i) 200% of Executive’s target annual cash incentive opportunity under Beacon’s annual cash incentive plan, which shall be paid in equal periodic installments on Beacon’s regular payroll dates consistent with the payment schedule set forth in section (a) above and (ii) the annual cash incentive that would otherwise be payable to Executive with respect to any fiscal year which has been completed prior to the Termination Date but has not been paid as of the Termination Date, which shall be paid in a lump sum on the date such annual cash incentive is paid to other executives of Beacon in accordance with Beacon’s annual cash incentive plan, provided that the Release has become irrevocable by such date, and if the Release has not become irrevocable by such date, to be paid in a lump sum no later than the second payroll date following the date on which the Release becomes irrevocable;

(c)

to the extent Executive elects health benefit continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), continued participation in Beacon’s health plans at the same rates provided to similarly situated active employees for a period ending on the earlier of (i) the 18 month anniversary of the Termination Date, and (ii) the date Executive becomes eligible for such coverage from a subsequent employer; provided, however, that (x) Executive’s cost of such coverage shall be deducted from the periodic installments described in Section 7(a) and (y) Beacon’s cost of providing the COBRA benefit less Executive’s contribution, shall be treated as taxable income to the Executive and reported accordingly;

(d)

all unvested restricted stock units and stock options held by Executive under the Beacon Roofing Supply, Inc. Amended and Restated 2014 Stock Plan (together with any successor or other plan pursuant to which Executive receives restricted stock units or stock options, the “Plan”) at the Termination Date that are scheduled to vest within the twelve (12) month period following the Termination Date in accordance with the applicable vesting schedule (including any such restricted stock units and stock options that, pursuant to an applicable award agreement, would vest in connection with Executive’s termination of employment without “cause” following a “change in control” or similar event, all determined pursuant to such award agreement) shall vest, or in the case of such awards that are subject to performance-based vesting conditions, shall remain eligible to vest, on the date on which such restrictive stock units and stock options would have otherwise vested had Executive remained employed through such twelve (12) month period.  All unvested restricted stock units and stock options held by Executive under the Plan that are scheduled to vest after the twelve (12) month anniversary of the Termination Date shall be forfeited by Executive as of the Termination Date.

Beacon may withhold from any amounts payable under this Agreement such federal, state or local deductions and taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Executive’s receipt of the payments and benefits described in this Section 7 is expressly conditioned upon the Executive, within forty-five (45) calendar days (or such shorter period determined by Beacon) after the Termination Date, executing and delivering to Beacon a waiver and release of claims in favor of the Beacon Group and their respective directors, officers and employees in the form attached hereto as Exhibit (a “Release”), and not thereafter revoking the Release.

For the avoidance of doubt, Executive’s termination of employment by reason of death, disability or retirement (each as defined in the applicable award agreement under the Plan) shall not be deemed a termination “without Cause” under this Agreement. Accordingly, in case of such death, disability or retirement, the treatment of Executive’s outstanding equity awards shall be governed by the terms of the applicable equity award agreement and Executive shall not additionally be eligible for the cash severance benefits hereunder.

8.

Passive Investments.  Nothing contained in this Agreement shall restrict Executive from, directly or indirectly, owning, as a passive investment, two percent (2%) or less of the equity securities of any Person in competition with a member of the Beacon Group, which securities are listed on any national securities exchange or authorized for quotation on the Automated Quotations System of the National Association of Securities Dealers, Inc., as long as Executive has no other business relationship, direct or indirect, with the issuer of such securities.

9.	Scope of Covenants. Executive is entering into this Agreement in connection with the receipt of consideration to which Executive is not otherwise entitled, and Executive hereby acknowledges and agrees that the foregoing covenants and the territorial, time and activity limitations set forth herein are commercially reasonable and are properly required to protect Beacon, its Affiliates and their respective businesses, and to accord them the benefit of their bargain.  If any such territorial, time or activity limitation is determined to be unreasonable by a court or other tribunal, the parties agree to the modification and/or reduction of such territorial, time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period or scope of activity as said court or tribunal shall deem reasonable under the circumstances. Also, if Beacon seeks partial enforcement of Sections 3-6 as to a lesser territory, time or scope of activity, then Beacon shall be entitled to such reasonable partial enforcement.  If such reduction or (if Beacon seeks partial enforcement) such partial enforcement is not possible, then the unenforceable provision or portion thereof shall be severed as provided in Section 10.

10.

Severability.  Subject to Section 9, if any provision of this Agreement or portion thereof is determined by a court or other tribunal to be wholly or partially unenforceable in any jurisdiction, then (for purposes of such jurisdiction) such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect.  Without limitation of the foregoing: (a) any one or more of clauses (a), (b), (c), (d), (e), or (f)  of Section 3 may be so severed from the remainder of this Agreement; (b) any one or more of Sections 3-6 may be so severed from the remainder of this Agreement; (c) the Territory shall be construed as if each state therein and each county within each such state were listed in a separate clause which may be so severed; and (d) the Restriction Period shall be construed as if each month therein were listed in a separate clause which may be so severed.  In the event Executive violates any obligation contained in this Agreement, the time period provided for with respect to such obligation shall be tolled (i.e., shall not run) as to Executive for so long as he is in breach thereof.  This Agreement shall be construed so as not to conflict with federal, state or local law (“Law”), provided that if any aspect of any Law prohibits the Company from making payments or providing other benefits that will be paid to Executive hereunder in an amount materially less than required hereunder, Executive may elect  to terminate this Agreement on written notice to the Company within three business days of termination  while nevertheless remaining bound by the Confidentiality provisions of Section 4 hereunder (and for avoidance of doubt, in the case of resignation or termination for cause, in which no benefits are to be paid, the 12-month Restrictive Covenants of Section 3 will continue to apply).  Notwithstanding anything to the contrary in this Agreement, Executive expressly agrees that if the payments and benefits provided for in this Agreement or any other payments and benefits which Executive has the right to receive from the Beacon Group (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive.  The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time).  The determination as to whether any such reduction in the Payments is necessary and which Payments to reduce shall be made by Beacon in its sole discretion.

11.

Remedies.  The remedies of each party hereunder shall be cumulative and concurrent, and may be pursued singularly, successively, or together, in such party’s sole discretion.  Executive agrees that any violation of Sections 3-6 would cause irreparable harm to Beacon and its Affiliates (without proof of actual damages).  Without limitation of the generality of the foregoing, if Executive violates any provision of Sections 3-6, then Beacon shall be entitled, in addition to any other remedies that it may have, to specific, injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce such provision.

12.

Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by nationally recognized private courier, or by United States mail.  Notices delivered by mail shall be treated as given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail.  Notices delivered by hand, or by nationally recognized private carrier shall be treated as given on the date of receipt; except that a notice delivered by facsimile shall only be effective if such notice is also given by hand or by private carrier, or deposited in the United states mail, postage prepaid, registered or certified mail, on or before two (2) business days following its delivery by facsimile.  All notices shall be addressed as follows:  (a) if to Executive, addressed to the address Beacon has on file for Executive within their employee records, and (b) if to Beacon, addressed to Beacon Roofing Supply, Inc., 5244 River Road, Second Floor, Bethesda, Maryland 20816, Attention:  General Counsel; or (c) to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 12.

13.

Entire Agreement.  This Agreement represents the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations between such parties, including any and all prior Restrictive Covenant Agreements to Accompany Special Restricted Stock Unit Awards entered into between Beacon and Executive, and cannot be amended, supplemented or changed orally but only as provided in Section 20 or by an agreement in writing signed by the party or parties against whom enforcement is sought and making specific reference to this Agreement.

14.

Waiver.  Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

15.

Governing Law; Venue.  The interpretation and construction of this Agreement, and all matters relating hereto, will be governed by the laws of the State of Virginia applicable to contracts made and to be performed entirely within the State of Virginia without giving effect to any conflict of law provisions thereof.  Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Virginia for the County of Fairfax and the United States District Court for the Eastern District of Virginia, Alexandria Division, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.

16.	WAIVER OF JURY TRIAL. The Parties Hereto Hereby Irrevocably Waive Their Respective Rights to Trial by Jury of Any Cause of Action, Claim, Counterclaim or Cross-Complaint in Any Action

or Other Proceeding brought by Any Party Hereto Against Any Other Party or Parties Hereto with respect to Any Matter arising out of, or in Any Way Connected with or Related to, This Agreement or Any Portion Thereof, Whether Based upon Contractual, Statutory, Tortious or Other Theories of Liability.  Each Party Represents that It Has Consulted with Counsel Regarding the Meaning and Effect of the Foregoing Waiver of Its Right to a Jury Trial.

17.

Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18.

Assignment.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party without the prior written consent of the other party, except that Beacon may assign all or a portion of its rights and obligations under this Agreement, to (a) one or more Affiliates, (b) any subsequent buyer of Beacon or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) and (c) any lender providing financing to Beacon or any of its Affiliates and any such lender may exercise all of the rights and remedies of Beacon hereunder; provided, however, that no such assignment shall relieve Beacon of its obligations under this Agreement.

19.

Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  All references in this Agreement to Executive’s termination of employment (including within the definition of “Termination Date”) shall, to the extent used in a manner that affects the potential timing of amounts that are subject to Section 409A of the Code, mean Executive’s separation from service within the meaning of Section 409A of the Code.  Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4).  Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  Any payment that is deferred compensation subject to Section 409A of the Code which is conditioned upon Executive’s execution of the Release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year.  Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the Termination Date, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service, and (iii) would be payable prior to the six (6) month anniversary of Executive’s separation from service, then payment of such amount shall be delayed until the earlier to occur of (a) the six (6) month anniversary of the date of such separation from service or (b) the date of Executive’s death.  In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), Beacon and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall any member of the Beacon Group be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  Any reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

20.	Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.
21.	Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
22.

Counterparts; Electronic Signatures.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.  Execution and delivery of this Agreement by electronic exchange bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such electronic copies shall constitute enforceable original documents.

23.	Fees. In any action to enforce the terms of this Agreement or arising out of this Agreement, the prevailing party shall be entitled to recover its fees and costs, including reasonable attorney fees.
24.

Interpretation.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to the Sections of this Agreement unless otherwise specified.  Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood be followed by the words “without limitation.”  The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Executive Severance and Restrictive Covenant Agreement on the date first above written.

EXECUTIVE:	BEACON:

/s/ JULIAN G. FRANCIS	Beacon Roofing Supply Inc.
Julian G. Francis	BEACON SALES ACQUISITION, INC.
President and Chief Executive Officer

	By:	/s/ ROSS D. COOPER
	Name:	Ross D. Cooper
	Title:	Executive Vice President and General Counsel

September 10, 2020

Exhibit A

Restricted Persons

1.	American Builders & Contractors Supply Co., Inc. (doing business as ABC Supply or any other name)
2.	L & W Supply Corporation (doing business as L&W Supply or any other name)
3.	SRS Distribution, Inc. (doing business as SRS Distribution or any other name)
4.	Gulfside Supply, Inc. (doing business as Gulfeagle Supply or any other name)
5.	Mel Stevenson & Associates, Inc. (doing business as Spec Building Materials or any other name)
6.	Elite Roofing Supply, LLC (doing business as Elite Roofing Supply or any other name)
7.	Pacific Source, Inc. (doing business as Pacific Source or any other name)
8.	Richards Building Supply Co. (doing business as Richards Building Supply or any other name)
9.	Cameron Ashley Building Products, Inc. (doing business as Cameron Ashley Building Products or any other name)
10.	Primesource Building Products, Inc. (doing business as Primesource Building Products or any other name)
11.	GMS Inc. (doing business as GMS or any other name)
12.	Foundation Building Materials, LLC (doing business as Foundation Building Materials or any other name)
13.	Service Partners, LLC (doing business as Service Partners or any other name)
14.	US LBM Holdings, LLC (doing business as USLBM or any other name)
15.	Atlas Roofing Corporation
16.	CertainTeed Corporation
17.	GAF Materials
18.	IKO Industries
19.	Johns Manville
20.	Malarkey Roofing Products
21.	Owens Corning
22.	PABCO Roofing Products
23.	TAMKO Building Products

Exhibit B

Release1

In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you acknowledge, you do, on behalf of yourself and your heirs, administrators, executors and assigns, hereby fully, finally and unconditionally release and forever discharge Beacon and its parent, subsidiary and affiliated entities and all their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively “Released Parties”), in their corporate, personal and representative capacities, from any and all obligations,  claims, damages, costs, attorneys’ fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance, which arise from or relate to your past employment with Beacon or the termination thereof, or any past actions or omissions of Beacon or any of the Released Parties, including without limitation, rights and claims arising under the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Worker’s Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, or any other federal, state or local law or regulation.  Subject to applicable law, you also warrant that you have not filed or sued and will not sue or file any actions against Beacon or any of the Released Parties with respect to claims covered by this release.

You recognize and understand that the foregoing is a general release by which you are giving up the opportunity to obtain compensation, damages, and other forms of relief for yourself.  This Agreement, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or your right to assist with or participate in that process.  By signing this Agreement, however, you waive any right to personally recover against the Released Parties, and you give up the opportunity to obtain compensation, damages or other forms of relief for you other than that provided in this Agreement.  You represent that you are not aware of any facts on which a claim under the Fair Labor Standards Act, the Attorney Fees in Wage Action Act, or under applicable state minimum wage, wage payment or leave laws, could be brought.

Nothing contained in this Release limits Executive’s ability to, in good faith, report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Release does not limit Executive’s ability to communicate in good faith with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted

[1]	Note to Draft: Beacon reserves the right to update this form for developments in law and circumstances regarding employment and termination (including based on where Executive provided services).

by any Government Agency, including providing documents or other information, without notice to Beacon.

Please note that you are subject to ongoing confidentiality and other restrictive covenants pursuant to the terms of the Executive Severance and Restrictive Covenant Agreement and any other agreements with the Company to which you are a party.

If you accept the terms of this Release, please date and sign below and return it to Ross Cooper.  Once you execute this Release, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Release null and void.  If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Release shall be effective the day after the seven-day revocation period has elapsed.

Sincerely,

BEACON ROOFING SUPPLY, INC.

By:
Name:
Title:

By signing this letter, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof.  I further acknowledge that Beacon advised me in writing to consult with an attorney, that I had twenty-one (21) days, or until ______________ to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:	Signature:
[Executive]